Exhibit 3.1

COMPANIES (JERSEY) LAW 1991

MEMORANDUM OF ASSOCIATION

Adopted by Special Resolution dated May 28, 2015 and

effective as of June 1, 2015

1	The name of the company is NOVOCURE LIMITED.

2	The company is a public company.

3	The company is a par value company.

4	The share capital of the Company is £289,124.94, divided into 17,500,000 ordinary shares of par value £0.01 each, 706,453 Series “A” convertible preferred shares of £0.01 each, 776,330 Series “B” convertible preferred shares of £0.01 each, 382,491 Series “C” convertible preferred shares of £0.01 each, 752,903 Series “D” convertible preferred shares of £0.01 each, 1,317,582 Series “E” convertible preferred shares of £0.01 each, 2,175,608 Series “F” convertible preferred shares of £0.01 each, 863,568 Series “G” convertible preferred shares of £0.01 each, 853,827 Series “H” convertible preferred shares of £0.01 each, 2,281,475 Series “I” convertible preferred shares of £0.01 each, and 1,302,257 Series “J” convertible preferred shares of £0.01 each.

5	The liability of any member arising from his holding of such a share is limited to the amount (if any) unpaid on it.